Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS REPORTS INCONCLUSIVE RESULTS

OF ACUTE MIGRAINE STUDY

Salt Lake City — October 11, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the results of its proof-of-concept study with the experimental compound NPS 1776 (isovaleramide) in patients with moderate to severe migraine headaches were inconclusive due to a higher than expected placebo response. The drug failed to meet the study’s primary endpoint, which was a significant reduction in headache pain at two hours after administration of drug compared to placebo. A total of 189 people with moderate to severe migraine pain presented themselves to investigators and were randomly assigned to receive either a high dose (800 mg) or a low dose (400 mg) of drug, or a placebo. A positive response was measured in 60 percent of subjects receiving the high dose of drug, in 64 percent of subjects receiving the low dose of drug, and in 56 percent of those receiving placebo.

Analysis of the study results showed that there were no serious adverse events in any of the subjects, and adverse events of any kind were infrequent and evenly distributed between the study groups. The pharmacokinetic profile of NPS 1776 in patients who received the drug showed peak blood concentrations were achieved at 30 minutes post-dose.

The company will complete its evaluation of data from this study, and plans to continue to explore the development of NPS 1776 in other indications supported by evidence from previously conducted preclinical studies of the compound.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of October 11, 2004 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended June 30, 2004.